                            CHICAGO TITLE CORPORATION


                              Financial Statements


                           December 31, 1999 and 1998


                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Chicago Title Corporation:

         We have audited the accompanying consolidated balance sheets of Chicago Title Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chicago Title Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                                   KPMG LLP


January 24, 2000

                           CONSOLIDATED BALANCE SHEETS


DECEMBER 31,                                                                                        1999                1998
----------------------------------------------------------------------------------------------------------------------------
(In thousands, except share data)

ASSETS
Cash on hand and in banks                                                                     $   35,024          $   39,230
Cash pledged to secure trust and escrow deposits                                                  54,580              93,887
Marketable securities, available-for-sale:
    Fixed maturities, at fair value (amortized cost of $1,104,733 and
       $1,136,432 in 1999 and 1998, respectively)                                              1,089,524           1,158,664
    Equity securities, at fair value (cost of $33,895 and $33,079
       in 1999 and 1998, respectively)                                                            29,334              35,464
----------------------------------------------------------------------------------------------------------------------------
Total marketable securities                                                                    1,118,858           1,194,128
Receivables, including accrued investment income, less allowance for
    doubtful accounts of $11,959 and $14,072 in 1999 and 1998, respectively                       67,120              75,840
Deferred federal income taxes                                                                    109,700              89,553
Fixed assets, net                                                                                115,568             104,322
Title plants                                                                                     153,346             151,600
Goodwill                                                                                         146,908              90,581
Other assets (Note 2)                                                                            106,213              42,618
----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                  $1,907,317          $1,881,759
============================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                                              $  107,052          $  112,136
Accrued expenses and other liabilities                                                           207,203             172,253
Bank and other long-term debt                                                                     20,999              21,648
Reserve for title losses                                                                         667,005             618,831
Trust and escrow deposits secured by pledged assets                                              392,796             495,299
----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                              1,395,055           1,420,167
----------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY (NOTE 6):
    Common stock-par value of $1 per share, authorized 66,000,000 shares;
       issued and outstanding 21,901,000 shares at December 31, 1999 (net of 137,338 treasury shares) and 21,905,685 shares at December 31,
       1998 (net of 20,966 treasury shares)                                                       21,901              21,906
    Additional paid-in capital                                                                   125,955             127,270
    Unearned compensation-restricted stock and employee stock award plans                         (8,107)            (15,573)
    Retained earnings                                                                            385,364             311,988
    Accumulated other comprehensive income (Note 6)                                              (12,851)             16,001
----------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                       512,262             461,592
----------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                    $1,907,317          $1,881,759
============================================================================================================================

          See accompanying notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME



YEARS ENDED DECEMBER 31,                                                         1999           1998            1997
--------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)

REVENUES:
    Title, escrow, trust and other revenue                                 $1,988,783     $1,861,463      $1,411,496
    Investment income                                                          68,593         63,837          52,266
    Net realized investment gain on sales to Alleghany Corporation                 --             --           2,214
    Net realized investment gains - other                                       1,663          1,409           1,470
--------------------------------------------------------------------------------------------------------------------
Total revenues                                                              2,059,039      1,926,709       1,467,446
--------------------------------------------------------------------------------------------------------------------
Expenses:
    Salaries and other employee benefits                                      625,973        619,814         454,648
    Commissions paid to agents                                                726,903        648,023         526,324
    Provision for title losses                                                117,387        123,920         102,324
    Interest expense                                                            4,356          4,707           4,644
    Other operating and administrative expenses (Note 17)                     421,999        388,540         295,903
--------------------------------------------------------------------------------------------------------------------
Total expenses                                                              1,896,618      1,785,004       1,383,843
--------------------------------------------------------------------------------------------------------------------
Operating income from continuing operations before income taxes               162,421        141,705          83,603
Income taxes                                                                   56,667         53,536          27,894
--------------------------------------------------------------------------------------------------------------------
Net income from continuing operations                                         105,754         88,169          55,709
Net income from discontinued operations                                            --          9,013          12,162
--------------------------------------------------------------------------------------------------------------------
Net income                                                                 $  105,754     $   97,182      $   67,871

BASIC AND DILUTED EARNINGS PER SHARE (NOTE 8):
    Continuing operations                                                  $     4.84     $     4.03      $     2.54
    Discontinued operations                                                        --           0.41            0.56
--------------------------------------------------------------------------------------------------------------------
Net earnings per share                                                     $     4.84     $     4.44      $     3.10
====================================================================================================================


          See accompanying notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF CHANGES
                           IN STOCKHOLDERS' EQUITY AND
                              COMPREHENSIVE INCOME


                                                                                       Common             Additional
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997                                            stock        paid-in capital
--------------------------------------------------------------------------------------------------------------------
(In thousands)

BALANCE AT DECEMBER 31, 1996                                                          $13,676               $117,381
    Net income                                                                             --                     --
    Other comprehensive income (Note 6)                                                    --                     --
    Total comprehensive income
    Dividends paid to former parent                                                        --                     --
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                                           13,676                117,381
    Net income                                                                             --                     --
    Other comprehensive income (Note 6)                                                    --                     --
    Total comprehensive income
    Recapitalization for spin-off                                                       7,848                 (7,848)
    Issuance of stock                                                                     403                 18,599
    Amortization of restricted stock                                                       --                     --
    Dividends to former parent                                                             --                     --
    Treasury shares acquired and reissued
       for employee benefit plans                                                         (21)                  (862)
    Cash dividends paid to stockholders
       ($0.68 per share)                                                                   --                     --
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                                                           21,906                127,270
    Net income                                                                             --                     --
    Other comprehensive income (Note 6)                                                    --                     --
    Total comprehensive income
    Issuance of stock                                                                     111                  3,413
    Amortization of restricted stock                                                       --                     --
    Treasury shares acquired and reissued
       for employee benefit plans                                                        (116)                (4,728)
    Cash dividends paid to stockholders
       ($1.42 per share)                                                                   --                     --
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                                                          $21,901               $125,955
====================================================================================================================


          See accompanying notes to consolidated financial statements.

                                                              Accumulated
                                                                    other                   Total
                 Unearned                Retained           comprehensive           stockholders'
             compensation                earnings                  income                  equity
-------------------------------------------------------------------------------------------------

                 $     --                $225,659               $   3,879                $360,595
                       --                  67,871                      --                  67,871
                       --                      --                   7,186                   7,186
                                                                                         --------
                                                                                           75,057
                       --                 (32,105)                     --                 (32,105)
-------------------------------------------------------------------------------------------------
                       --                 261,425                  11,065                 403,547
                       --                  97,182                      --                  97,182
                       --                      --                   5,040                   5,040
                                                                                         --------
                                                                                          102,222
                       --                      --                      --                      --
                  (18,877)                     --                      --                     125
                    3,304                      --                      --                   3,304
                       --                 (31,599)                   (104)                (31,703)

                       --                    (119)                     --                  (1,002)

                       --                 (14,901)                     --                 (14,901)
-------------------------------------------------------------------------------------------------
                  (15,573)                311,988                  16,001                 461,592
                       --                 105,754                      --                 105,754
                       --                      --                 (28,852)                (28,852)
                                                                                         --------
                                                                                           76,902
                      147                      --                      --                   3,671
                    6,283                      --                      --                   6,283

                    1,036                  (1,351)                     --                  (5,159)

                       --                 (31,027)                     --                 (31,027)
-------------------------------------------------------------------------------------------------
                 $ (8,107)               $385,364               $ (12,851)               $512,262
=================================================================================================

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



YEARS ENDED DECEMBER 31,                                                            1999                1998               1997
-------------------------------------------------------------------------------------------------------------------------------
(In thousands)

CASH FLOWS FROM CONTINUING OPERATIONS ACTIVITIES:
    Net income from continuing operations                                      $ 105,754           $  88,169           $ 55,709
    Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations activities:
    Depreciation and amortization                                                 54,097              40,907             31,032
    Changes in assets and liabilities:
       Cash pledged to secure trust and escrow deposits                           39,307               6,320               (815)
       Receivables                                                                 9,356              (7,097)           (10,979)
       Current and deferred federal income taxes                                  (2,325)            (18,190)            (4,792)
       Other assets                                                              (58,787)               (830)            12,058
       Accounts payable and accrued expenses and other liabilities                23,527              43,265             39,091
       Reserves for title losses                                                  48,289              53,687             31,411
       Trust and escrow deposits secured by pledged assets                      (102,503)             27,660            111,842
       Gain on sale of investments                                                (1,663)             (1,409)            (3,684)
-------------------------------------------------------------------------------------------------------------------------------
    Net adjustments                                                                9,298             144,313            205,164
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided by continuing operations activities                            115,052             232,482            260,873
-------------------------------------------------------------------------------------------------------------------------------
Dividends received from Alleghany Asset Management, Inc.                              --               7,472             13,300
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operations                                                  115,052             239,954            274,173
-------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of long-term marketable securities                                 (504,972)           (426,759)          (384,693)
    Sales of long-term marketable securities                                     315,632             167,772            148,968
    Maturities and redemptions of long-term marketable securities                211,143             107,441            132,664
    Net sales (purchases) of short-term investments                               20,808              32,027            (99,509)
    Purchases of other invested assets                                            (9,420)             (6,986)            (4,955)
    Sales of other invested assets                                                   915               4,336              7,163
    Purchases of fixed assets                                                    (35,723)            (35,094)           (28,506)
    Sales of fixed assets                                                            959               4,400              3,134
    Purchases of title records and indexes                                          (577)               (305)              (584)
    Sales of title records and indexes                                               100                  --              1,385
    Purchases of subsidiaries                                                    (82,748)            (32,427)            (4,106)
    Cash of acquired subsidiaries                                                  5,719               4,443                 33
-------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                            (78,164)           (181,152)          (229,006)
-------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid to former parent                                                   --              (9,000)           (32,105)
    Principal payments on bank and other long-term debt                          (20,103)            (12,840)           (11,554)
    Principal receipts on bank and other long-term debt                           19,300                  --                 --
    Payment of cash dividends (Note 6)                                           (31,027)            (14,901)                --
    Original issuance and reissuance of treasury stock (Note 6)                    6,078               1,567                 --
    Purchases of treasury stock                                                  (15,342)             (2,574)                --
    Cash remaining with discontinued operations                                       --              (3,043)            (3,361)
-------------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                            (41,094)            (40,791)           (47,020)
-------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                   (4,206)             18,011             (1,853)
Cash at beginning of year                                                         39,230              21,219             23,072
-------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                            $  35,024           $  39,230           $ 21,219
===============================================================================================================================


          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of Operations
--------------------

Chicago Title Corporation (Chicago Title) and its subsidiaries (collectively, the Company) issue title insurance policies and administer escrow funds principally through three subsidiaries: Chicago Title Insurance Company (CTIC), Ticor Title Insurance Company (Ticor Title) and Security Union Title Insurance Company (Security Union). Title insurance provides protection against defects in title to owners and lenders in real estate transactions, and the Company earns escrow fees for its role in administering escrow funds related to real estate transactions. Business is conducted on a nationwide basis, and insurance policies are distributed through more than 340 full service offices and 4,400 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam and Canada. Customers include attorneys, real estate professionals, banks and other parties to real estate transactions. Other real estate-related services include the production and delivery of flood certificates, consumer credit information, real estate valuations, home warranty insurance and default management. These services are offered through various subsidiaries. The Company reports its financial information as one segment.

Basis of Presentation
---------------------

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company. All significant intercompany transactions have been eliminated in consolidation. All dollar amounts shown, except per share data, are in thousands unless otherwise noted.

Spin-off
--------

On June 17, 1998, Alleghany Corporation (Alleghany) completed a spin-off of the Company through the pro-rata distribution to its stockholders of 21,523,863 shares of common stock of Chicago Title. Immediately prior to the spin-off, 364,184 shares of common stock were issued as restricted stock to members of the Company's senior management. Immediately after the spin-off, an additional 16,000 shares were issued as restricted stock to non-employee directors of Chicago Title. These shares of restricted stock are being expensed over their respective vesting periods based upon the value of such shares as of the first trading day after the spin-off, which was $18.0 million. On the day after the spin-off, the non-employee directors of Chicago Title received a total of 2,604 shares in lieu of cash as payment of a portion of their annual retainer.

On a pre-tax basis, for the year ended December 31, 1998, salaries and other employee benefits included $19.5 million in executive compensation associated with the spin-off (including $7.2 million attributable to the repurchase of an option that had been granted to John Rau in connection with the commencement of his employment as President and Chief Executive Officer of Chicago Title's subsidiary Chicago Title and Trust Company (CT&T) in January 1997), and $3.7 million in related managerial restructuring expenses.

On a pre-tax basis, for the year ended December 31, 1998, other operating and administrative expenses included $5.4 million for professional fees, printing costs, listing fees and other expenses directly associated with the spin-off.

In connection with the spin-off, effective June 9, 1998, all of the outstanding stock of Alleghany Asset Management, Inc. (AAM) was distributed by CT&T to Alleghany, which resulted in a $22.7 million reduction in the Company's stockholders' equity. In light of such distribution, AAM is classified as a discontinued operation for 1997 and 1998.

Use of Estimates in the Preparation of Financial Statements
-----------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Discontinued Operations
-----------------------

AAM participates in the financial services and investment management business principally through two subsidiaries: The Chicago Trust Company and Montag & Caldwell, Inc. These companies provide investment management, counseling and administrative services to institutional clients, pension and profit sharing plans and high net worth individuals. The Chicago Trust Company acts as trustee and fiduciary under various types of trust agreements. Another subsidiary of AAM, Chicago Deferred Exchange Corporation, acts as an intermediary to facilitate tax-free exchanges of real and personal property.

The net assets and results of operations of AAM are shown as discontinued operations in the accompanying consolidated financial statements. All footnote disclosures reflect continuing operations only, unless otherwise noted. See Note 13 for further discussion.

(2) SIGNIFICANT ACCOUNTING POLICIES

Cash
----

For purposes of the consolidated statements of cash flows, cash includes only funds on deposit which are available for immediate withdrawal.

Marketable Securities
---------------------

Marketable securities consist of investments in fixed maturities and equity securities. Fixed maturities consist of bonds, certificates of deposit, commercial paper and redeemable preferred stocks. The Company determines the appropriate classification of marketable securities at the time of purchase. As of December 31, 1999 and 1998, all marketable securities are classified as available-for-sale and carried at fair value. Unrealized gains and losses, net of deferred taxes, are excluded from net income and are reported as a separate component of stockholders' equity until realized. A decline in the market value of any marketable security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security. Realized gains and losses on marketable securities are determined on the specific identification method.

Fixed Assets
------------

Fixed assets, except land, are depreciated or amortized on a straight-line basis using estimated lives ranging from three to forty years. At December 31, 1999, gross fixed assets consisted of land, buildings and improvements, and furniture and equipment of $8,050, $66,584, and $120,622, respectively. At December 31, 1998, gross fixed assets consisted of land, buildings and improvements, and furniture and equipment of $8,043, $56,924 and $107,316, respectively. Accumulated depreciation and amortization was $79,688 and $67,961 at December 31, 1999 and 1998, respectively.

Title Plants
------------

Title plants are carried at cost. The cost is not being amortized, as properly maintained title plants have indefinite lives. Title plants are reviewed for impairment whenever events or circumstances provide evidence suggesting the carrying amount of the asset may not be recoverable. Current costs of maintaining title plants are expensed in the year incurred.

Goodwill
--------

Goodwill is amortized over its estimated useful life on a straight-line basis over periods ranging from five to forty years. Goodwill is reviewed for impairment whenever events or circumstances provide evidence suggesting the carrying amount of the asset may not be recoverable.

Federal Income Taxes
--------------------

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Reserve for Title Losses
------------------------

The reserve for title losses represents the estimated claim cost and loss adjustment expense necessary to cover the ultimate net cost of settling all losses incurred and unpaid. Such estimates are based on individual case estimates for reported claims and estimates for incurred but not reported losses. These estimates are adjusted in the aggregate for ultimate loss expectations based on historical experience patterns, with any change in probable ultimate liabilities being reflected in net income. In the opinion of management, the current reserve for title losses is adequate.

Fair Value Disclosures
----------------------

The Company does not have a material amount of derivative financial instruments. In addition, the carrying values and fair values of the Company's financial instruments are disclosed in Note 14. Generally accepted accounting principles exclude certain financial instruments and all nonfinancial instruments from disclosure requirements.

Escrow Deposits
---------------

The title insurance subsidiaries administer escrow deposits generally related to customers' real estate transactions. The funds are held in an agency capacity and, accordingly, amounts aggregating approximately $2,832,885 and $2,450,390 are excluded from the accompanying consolidated balance sheets at December 31, 1999 and 1998, respectively.

Regulatory Accounting Practices
-------------------------------

The title insurance subsidiaries are required to file annual statements with insurance regulatory authorities which are prepared on an accounting basis prescribed or permitted by such authorities. Prescribed statutory accounting principles include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed but are allowed for purposes of reporting to the states; such practices differ from state to state, may differ from company to company within a state, and may change in the future.

Revenue Recognition
-------------------

Title insurance premiums and escrow fees are typically recognized as revenues at the time of the real estate closing. Revenues from title policies issued by independent agents are generally recorded when notice of issuance is received from the agent.

Stock-based Compensation
------------------------

The Company accounts for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees." The Company has not issued stock options where the exercise price is less than the market value of Chicago Title common stock on the date of grant and, accordingly, no compensation expense has been recognized.

Statements of Cash Flows
------------------------

The Company has elected to use the indirect method in reporting net cash flow from operating activities. Under this method, the following additional disclosures are required for each of the years in the three-year period ended December 31, 1999:

                                        1999          1998          1997
------------------------------------------------------------------------
Interest Paid                        $ 4,263       $ 4,746       $ 5,077
Income taxes paid                     60,047        69,442        41,331
------------------------------------------------------------------------

Reclassifications
-----------------

Certain reclassifications have been made to the 1998 consolidated financial statements to conform with the 1999 presentation.

Accounting Changes
------------------

In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as subsequently amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement No. 133," is effective for financial statements for fiscal years beginning after June 15, 2000. While the Company is still evaluating this standard, adoption of SFAS No. 133 is not expected to have a material impact on the financial position or results of operations of the Company.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the costs of computer software intended for internal use. Effective January 1, 1999, the Company adopted the provisions of SOP 98-1. For the year ended December 31, 1999, total costs incurred were $11,139 of which $11,073 were costs in progress and $66 were capitalized for internal system development. These costs are primarily attributable to the Company's previously announced electronic spine project.

(3) MARKETABLE SECURITIES

The amortized cost and fair value of those Company investments in marketable securities included in the consolidated balance sheets which represent fixed maturities and equity securities as of December 31, 1999 and 1998 are as follows:

                                                                       Gross            Gross
                                                   Amortized      unrealized       unrealized            Fair
1999                                                    cost           gains           losses           Value
-------------------------------------------------------------------------------------------------------------
Fixed maturities:
    U.S. Government obligations                   $  425,295         $ 2,749        $ (8,162)      $  419,882
    State and municipal bonds                        330,451             811          (5,376)         325,886
    Other bonds                                      134,584             171          (5,209)         129,546
    Certificates of deposit                           31,147              --               --          31,147
    Commercial paper                                 164,100              --               --         164,100
    Redeemable preferred stocks                       19,156             107            (300)          18,963
-------------------------------------------------------------------------------------------------------------
Total fixed maturities                             1,104,733           3,838         (19,047)       1,089,524
Equity securities                                     33,895              --          (4,561)          29,334
-------------------------------------------------------------------------------------------------------------
Total                                             $1,138,628         $ 3,838        $(23,608)      $1,118,858
=============================================================================================================


                                                                       Gross            Gross
                                                   Amortized      unrealized       unrealized            Fair
1998                                                    cost           gains           losses           Value
-------------------------------------------------------------------------------------------------------------
Fixed maturities:
    U.S. Government obligations                   $  420,079         $12,426        $   (257)      $  432,248
    State and municipal bonds                        333,814           6,832             (81)         340,565
    Other bonds                                      173,973           3,699            (779)         176,893
    Certificates of deposit                            5,455              --               --           5,455
    Commercial paper                                 189,498              --               --         189,498
    Redeemable preferred stocks                       13,613             482             (90)          14,005
-------------------------------------------------------------------------------------------------------------
Total fixed maturities                             1,136,432          23,439          (1,207)       1,158,664
Equity securities                                     33,079           2,570            (185)          35,464
-------------------------------------------------------------------------------------------------------------
Total                                             $1,169,511         $26,009        $ (1,392)      $1,194,128
=============================================================================================================

The fair value of certain bonds is less than amortized cost. No provision has been made for possible losses on these bonds as such declines are considered to be temporary. Amortized cost for certain investments represents original cost adjusted for other than temporary declines in value.

Marketable securities with restrictions at December 31, 1999 and 1998 are as follows:

                                                             1999            1998
---------------------------------------------------------------------------------
Pledged to secure statutory premium reserves             $460,060        $430,898
On deposit with regulatory authorities                     17,288          19,201
Pledged to secure trust and escrow deposits               338,215         408,434
=================================================================================

The amortized cost and fair value of fixed maturities at December 31, 1999, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Amortized            Fair
                                                        cost           value
----------------------------------------------------------------------------

Due in one year or less                           $  355,768      $  355,715
Due after one year through five years                389,166         381,904
Due after five years through 10 years                 70,306          67,878
Due after 10 years                                    28,253          29,661
----------------------------------------------------------------------------
                                                     843,493         835,158
Mortgage-backed securities                           261,240         254,366
----------------------------------------------------------------------------
Total                                             $1,104,733      $1,089,524
============================================================================

The change in accumulated other comprehensive income included in stockholders' equity for each of the years in the three-year period ended December 31, 1999 was as follows:

                                                                            1999             1998          1997
---------------------------------------------------------------------------------------------------------------
Change in accumulated other comprehensive income--continuing
    operations                                                          $(44,388)         $ 7,717       $10,903
Income tax benefit (expense)--continuing operations                       15,536           (2,701)       (3,816)
Change in accumulated other comprehensive income--discontinued
    Operations, net of income tax benefit (expense)                           --               24            99
---------------------------------------------------------------------------------------------------------------
Change in accumulated other comprehensive income, net of taxes          $(28,852)         $ 5,040       $ 7,186
===============================================================================================================

Net investment income from marketable securities included in the results of operations for each of the years in the three-year period ended December 31, 1999 was as follows:

                                                                            1999             1998          1997
---------------------------------------------------------------------------------------------------------------
Interest on fixed maturities                                             $65,552          $61,117       $50,481
Dividends on equity securities                                             3,041            2,720         1,785
---------------------------------------------------------------------------------------------------------------
Investment income                                                        $68,593          $63,837       $52,266
===============================================================================================================

Investment expenses are included in other operating and administrative expenses and are immaterial. Proceeds from sales of marketable securities were $315,632, $167,772, and $148,968 during 1999, 1998, and 1997, respectively. The components of net gains on sales of those marketable securities included in the results of operations for each of the years in the three-year period ended December 31, 1999 were as follows:

                                                                             1999            1998          1997
---------------------------------------------------------------------------------------------------------------
Fixed maturities:
    Gains                                                                  $1,745          $1,412       $ 1,514
    Losses                                                                   (131)            (36)          (45)
Equity securities:
    Gains                                                                      56              33         8,097
    Losses                                                                     (7)             --        (5,882)
---------------------------------------------------------------------------------------------------------------
Net gains on sales of marketable securities                                $1,663          $1,409       $ 3,684
===============================================================================================================

(4) BANK AND OTHER LONG-TERM DEBT

Bank and other long-term debt included in the consolidated balance sheets at December 31, 1999 and 1998 are summarized below:

                                                                                            1999       1998
-----------------------------------------------------------------------------------------------------------
Bank borrowing at 4.75 percent to 6.00 percent during 1999 and
    5.72 percent to 6.31 percent during 1998                                             $19,300    $19,333
Unsecured promissory notes at 6.00 percent to 9.00 percent during 1999 and 1998            1,699      2,315
-----------------------------------------------------------------------------------------------------------
Total bank and other long-term debt                                                      $20,999    $21,648
===========================================================================================================

On January 1, 1999, the Company entered into a revolving line of credit agreement that provided for borrowings of up to $20.0 million. This agreement terminated on December 31, 1999. On May 26, 1999, the Company entered into two separate agreements with banking institutions for lines of credit of $20 million and $25 million, replacing similar lines of credit that CT&T had with the same lenders. The new lines of credit will expire on May 24, 2000. Borrowings thereunder, which bear interest at a floating rate, are available for general corporate purposes.

On May 28, 1999, the Company borrowed $19.3 million under the $25 million line of credit to repay the outstanding balance of $19.3 million under a bank credit agreement entered into by CT&T in connection with the acquisition of two of CT&T's title insurance subsidiaries, Security Union and Ticor Title. Such $19.3 million remained outstanding under the $25 million line of credit, and no amounts were outstanding under the $20 million line of credit, as of December 31, 1999. The credit agreement on the bank borrowing provides that the amount outstanding is payable at or prior to expiration of the line of credit.

On June 2, 1999, the Company entered into a bank credit agreement providing for maximum borrowings of $50 million on a revolving basis, replacing a similar agreement that CT&T had with the same lenders. The new credit agreement will expire on May 29, 2004. Borrowings thereunder, which bear interest at a floating rate, are available for general corporate purposes. No amounts were outstanding under this credit agreement as of December 31, 1999.

These arrangements require CT&T to meet certain financial tests and include some customary restrictive covenants.

In addition to the credit relationships described above, in connection with the escrow and closing services that the Company offers to its customers, the Company deposits substantial funds into demand deposit accounts with various financial institutions. The Company negotiates for and receives a range of banking services from these institutions as permitted by banking laws and regulations, such as direct services, that provide escrow accounting and other services, and credit accommodations including short-term low rate loans to the Company secured by its assets, primarily commercial paper purchased by the Company with the proceeds of such loans.

(5) STATUTORY SURPLUS AND NET INCOME

The Company's title insurance subsidiaries are restricted as to the amount of dividends that may be paid without prior regulatory approval. The maximum amount of dividends that these subsidiaries may pay in 2000 without prior regulatory approval is $97,842. The statutory surplus of CTIC, Ticor Title and Security Union was approximately $283,546, $291,110, and $251,996 as of December 31, 1999, 1998 and 1997, respectively. The statutory net income of CTIC, Ticor Title and Security Union was approximately $99,505, $86,517 and $72,683 for the years ended December 31, 1999, 1998 and 1997, respectively.

The title insurance subsidiaries have prepared their annual statements using certain permitted statutory accounting practices, which differ from prescribed statutory accounting practices, but which have been approved by the respective insurance departments of their states of domicile. Such practices include the recognition of a deferred tax asset attributable to net operating loss carryforwards of a merged affiliated company, and different methodologies in the calculation of the statutory premium reserve for three of the title insurers. The Company believes that such permitted practices do not have a negative implication for the individual title insurers nor on the accompanying consolidated financial statements.

(6) STOCKHOLDERS' EQUITY

Dividends declared and paid to the Company by title insurance subsidiaries, other subsidiaries and AAM for each of the years in the three-year period ended December 31, 1999 were as follows:

                                                                              1999            1998             1997
-------------------------------------------------------------------------------------------------------------------
Title insurance subsidiaries                                               $79,700         $54,300          $46,700
Other subsidiaries                                                           8,300           5,300            5,000
-------------------------------------------------------------------------------------------------------------------
Continuing operations                                                       88,000          59,600           51,700
AAM                                                                             --           7,995           13,300
-------------------------------------------------------------------------------------------------------------------
Total dividends declared and paid to the Company by subsidiaries           $88,000         $67,595          $65,000
===================================================================================================================

The Company paid cash dividends of $9,000 and $32,105 to Alleghany in 1998 and 1997, respectively. The Company also paid dividends of $31,027 and $14,901 to its stockholders during 1999 and 1998, respectively.

In July 1998, Chicago Title's board of directors authorized the purchase of up to two million shares of Chicago Title common stock over the next five years to provide shares for various employee and director benefit plans. As of December 31, 1999, 221,800 shares of common stock had been repurchased at a cost of $9,132. Subsequently, all of these shares were reissued under various Chicago Title benefit plans.

In March 1999, the Company's board of directors authorized the repurchase of up to five percent, or 1.1 million of its currently outstanding shares over the next two years. As of December 31, 1999, the Company had repurchased 247,800 shares of common stock at a cost of $8,784. Subsequently, 110,462 of these shares were reissued under various Chicago Title benefit plans.

During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that requires disclosure of certain financial information that historically has not been recognized in the calculation of net income. At December 31, 1999, 1998 and 1997, the Company held securities classified as available for sale, which had pre-tax unrealized gains (losses) of $(44,388), $7,754 and $11,055, respectively. These amounts reflect pre-tax reclassification adjustments of $1,663, $1,409, and $3,684 for gains realized in income from the sale of marketable securities in 1999, 1998 and 1997, respectively. The statement of changes in stockholders' equity has been restated for prior years to reflect the adoption of SFAS No. 130.

(7) EMPLOYEE BENEFIT PLANS

Pension and Other Retirement Plans
----------------------------------

The Company sponsors a contributory defined contribution savings and profit sharing plan for eligible employees. Eligible employees may elect to participate, contributing up to 13 percent of their total salaries. The Company will match employee contributions from a minimum of $0.25 up to a maximum of $1.50 for each dollar of employee contribution up to 6 percent of the employee's base salary, subject to the Company's return on equity for the year. The Company's cost for this plan was $21,099, $20,262 and $12,727 in 1999, 1998 and 1997, respectively.

In addition to the defined contribution savings and profit sharing plan, employees of the Company participate in one of two additional retirement plans. Beginning in 1995, the Company implemented a noncontributory defined contribution plan. All new employees automatically participate in this plan. Additionally, certain employees who were in the defined benefit pension plan discussed below elected to participate in this plan. Contributions to this plan are based upon salary and length of service. Contributions are invested in a group of mutual funds or common stock of the Company as directed by the employee. The Company's cost for this plan was $4,002, $2,780 and $2,151 in 1999, 1998 and 1997, respectively.

The second additional retirement plan is a noncontributory defined benefit pension plan (the Plan) covering certain of its employees. The benefits are based on years of service and the employee's average monthly compensation in the highest 60 consecutive calendar months during the 120 months ending at retirement or termination. The Company's funding policy is to contribute annually at least the minimum required contribution under the Employee Retirement Income Security Act (ERISA). Contributions are intended to provide not only for benefits accrued to date, but also for those expected to be earned in the future. The Company made no contribution in 1999 and $6,800 in 1998.

As of December 31, 1999, a total of 237,551 shares of Chicago Title common stock were held by the Company's benefit plans.

The following table sets forth the funded status of the Plan and amounts recognized in the Company's consolidated balance sheets at December 31, 1999 and 1998:

                                                               1999           1998
----------------------------------------------------------------------------------
Change in Benefit Obligation:
Net benefit obligation at beginning of year                $119,661       $101,924
Service cost                                                  5,467          5,060
Interest cost                                                 8,328          7,342
Actuarial (gain) loss                                        (8,075)        12,548
Gross benefits paid                                         (12,520)        (7,213)
----------------------------------------------------------------------------------
Net benefit obligation at end of year                       112,861        119,661

Change in Plan Assets:
Fair value of plan assets at beginning of year               97,557         97,593
Actual return on plan assets                                 13,732          5,650
Employer contributions                                        6,800             --
Gross benefits paid                                         (12,520)        (5,686)
----------------------------------------------------------------------------------
Fair value of plan assets at end of year                    105,569         97,557

Funded status at end of year                                 (7,292)       (22,104)
Employer contributions                                           --          6,800
Unrecognized net actuarial (gain) loss                       14,608         31,177
Unrecognized prior service cost                                (202)          (324)
----------------------------------------------------------------------------------
Net prepaid pension asset included in other assets         $  7,114       $ 15,549
==================================================================================


Under SFAS No. 87, "Employers' Accounting for Pensions," the measurement date shall be as of the date of the financial statements, or if used consistently from year to year, as of a date not more than three months prior to that date. The Company's measurement date is September 30, therefore the 1998 employer contribution made in the fourth quarter of 1998 is reflected in the 1999 plan year.

The principal assumptions used in the actuarial calculations of projected benefit obligations and net periodic pension expense for 1999, 1998 and 1997 are as follows:

                                                      1999            1998             1997
-------------------------------------------------------------------------------------------
Weighted-average assumptions:
Discount rate                                        7.75%           6.85%            7.50%
Expected return on Plan assets                       9.00%           9.00%            9.00%
Rate of compensation increase                        4.50%           4.50%            4.50%
===========================================================================================

The components of net periodic pension expense included in the results of operations for each of the years in the three-year period ended December 31, 1999 were as follows:

                                             1999         1998         1997
---------------------------------------------------------------------------
Service cost                              $ 5,467      $ 5,060      $ 5,046
Interest cost                               8,328        7,342        8,631
Expected return on assets                  (8,685)      (7,357)      (7,806)
Amortization of:
    Transition obligation (asset)              --           --         (718)
    Prior service cost                       (122)        (120)        (122)
    Actuarial (gain) loss                   3,447        2,396        4,294
---------------------------------------------------------------------------
Total net periodic benefit cost           $ 8,435      $ 7,321      $ 9,325
===========================================================================

The Chicago Trust Company, a subsidiary of AAM, is a qualified trust company and as such, serves as trustee for the assets of the pension and other retirement plans.

Postretirement Plans
--------------------

In addition to retirement benefits, the Company provides certain health care and life insurance benefits for retired employees. The costs of these benefit plans are accrued during the periods the employees render service.

The Company is self-insured for its postretirement health care and life insurance benefit plans, and the plans are not funded. The health care plans provide for insurance benefits after retirement and are generally contributory, with contributions adjusted annually. Postretirement life insurance benefits are noncontributory, with coverage amounts declining with increases in a retiree's age.

The Company's postretirement health care and life insurance costs included in the results of operations for each of the years in the three-year period ended December 31, 1999 are as follows:

                                         1999        1998         1997
----------------------------------------------------------------------
Service cost                           $  945      $  771       $  531
Interest cost                           1,875       1,974        1,456
Amortization of:
    Prior service cost                   (855)       (890)        (700)
    Actuarial (gain) loss                  --         (26)          --
----------------------------------------------------------------------
Total net periodic benefit cost        $1,965      $1,829       $1,287
======================================================================

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 6.00 percent in 1999 and 6.50 percent in 1998, declining to 5.00 percent in the year 2002. The discount rate used was
8.00 percent in 1999 and 6.85 percent for 1998. If the health care cost trend rate assumptions were increased 1.00 percent, the accumulated postretirement benefit obligation as of December 31, 1999 would increase by 2.15 percent. The effect of this change on the sum of the service and interest cost would be an increase of 2.20 percent. If the health care costs trend rate assumptions were decreased 1.00 percent, the accumulated post retirement benefit obligation as of December 31, 1999 would decrease by 1.93 percent. The effect of this change on the sum of the service and interest cost would be a decrease of 1.98 percent.

The accrued cost of the accumulated postretirement benefit obligation included in the consolidated balance sheets at December 31, 1999 and 1998 are as follows:

                                                                                  1999            1998
------------------------------------------------------------------------------------------------------
Change in Benefit Obligation:
Net benefit obligation at beginning of year                                   $ 30,181        $ 24,325
Service cost                                                                       945             771
Interest cost                                                                    1,875           1,974
Plan participants' contributions                                                 1,840           1,699
Actuarial (gain) loss                                                           (6,216)          4,271
Gross benefits paid                                                             (3,408)         (2,859)
------------------------------------------------------------------------------------------------------
Net benefit obligation at end of year                                           25,217          30,181

Change in Plan Assets:
Fair value of plan assets at beginning of year                                      --              --
Employer contributions                                                           1,568           1,160
Plan participants' contributions                                                 1,840           1,699
Gross benefits paid                                                             (3,408)         (2,859)
------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                            --              --

Funded status at end of year                                                   (25,217)        (30,181)
Unrecognized net actuarial (gain) loss                                          (1,049)          5,166
Unrecognized prior service cost                                                 (5,673)         (6,526)
------------------------------------------------------------------------------------------------------
Net accrued cost of accumulated postretirement benefit obligation
    included in accrued expenses and other liabilities                        $(31,939)       $(31,541)
======================================================================================================

Under SFAS No. 106, "Accounting for Postretirement Benefits Other Than Pensions," the measurement date shall be as of the date of the financial statements, or if used consistently from year to year, as of a date not more than three months prior to that date. The Company's measurement date is December 31.

(8) STOCK COMPENSATION AND EARNINGS PER SHARE

Chicago Title adopted the 1998 Long-Term Incentive Plan (the 1998 Plan) to provide incentives to officers and employees of Chicago Title and its subsidiaries and to directors of Chicago Title. The 1998 Plan permits the Company to provide incentive compensation such as restricted stock, stock options, stock appreciation rights, stock awards and cash bonuses, as well as other types of incentive compensation. No awards may be granted under the 1998 Plan after 2003. The 1998 Plan has 2,230,000 shares authorized, of which 1,580,000 may be used for stock options and stock appreciation rights and the remaining 650,000 may be used for restricted stock awards. Currently outstanding options become exercisable one to three years after issuance and expire five to 10 years from the grant date. During 1999 and 1998, a total of 30,000 and 400,184 shares, respectively, of restricted stock awards were granted. The amount of unearned compensation related to the restricted stock is reflected as a reduction to stockholders' equity. A summary of all stock option activity during the years ended December 31, 1999 and 1998 follows:

                                                      1999                                    1998
                                          -----------------------------          ------------------------------
                                                               Weighted                                Weighted
                                          Number of             average          Number of              average
Options outstanding                          shares      exercise price             shares       exercise price
---------------------------------------------------------------------------------------------------------------
Beginning of year                           874,940              $46.91                 --                   --
    Add (deduct):
    Granted                                  40,500               37.44            881,940               $46.91
    Exercised                                    --                  --                 --                   --
    Cancelled                               (61,000)              46.94             (7,000)               47.06
---------------------------------------------------------------------------------------------------------------
End of year                                 854,440              $46.46            874,940               $46.91

Exercisable, end of year                         --                  --                 --                   --
===============================================================================================================


The following options were outstanding as of December 31, 1999:

                                                               Weighted
                                                                average
                                          Number of           remaining
Exercise price                               shares    contractual life
-----------------------------------------------------------------------
$47.06                                      789,440          8.38 years
$44.28                                        4,500          9.07 years
$41.94                                       24,500          8.83 years
$39.41                                       14,000          9.32 years
$34.97                                       20,000          9.16 years
$33.00                                        2,000          9.22 years
=======================================================================

SFAS No. 123, "Accounting for Stock-Based Compensation" requires a fair-value based method of accounting for stock-based compensation. To calculate the fair value of the options awarded, the Company elected to use the Black-Scholes pricing model which produced a value of 36.05 percent and 39.90 percent of the exercise price for 1999 and 1998 awards, respectively. The following assumptions were used to derive the ratio: a seven-year option term, an annualized volatility rate of 39.35 percent and 39.90 percent, a risk-free rate of return of 5.34 percent and 5.60 percent and a dividend yield of 3.04 percent and 2.40 percent in 1999 and 1998, respectively. The Company elected to account for terminations when they occur rather than include an attrition factor in its model.

If the compensation cost had been measured using the fair-value based accounting method under SFAS No. 123, pro-forma net income for the years ended December 31, 1999 and 1998 would have been $102,112 and $95,318, and basic and diluted earnings per share would have been $4.68 and $4.35 in 1999 and 1998, respectively.

Only a small portion of the stock options issued in 1999 and 1998 was dilutive, and as a result, basic and diluted earnings per share are the same in 1999 and 1998. Earnings per share information has been presented as if the 21,906,651 shares referenced in these footnotes had been outstanding for all periods presented prior to the spin-off. The weighted average number of shares outstanding for the years ended December 31, 1999 and 1998 was 21,840,090 and 21,902,304, respectively.

(9) INCOME TAXES

Income tax expense (benefit) included in the statements of income and changes in stockholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1999 consisted of the following:


1999                                                                  Federal           State            Total
--------------------------------------------------------------------------------------------------------------
Continuing operations:
    Current                                                          $ 59,130          $2,088         $ 61,218
    Deferred                                                           (4,551)             --           (4,551)
--------------------------------------------------------------------------------------------------------------
Total from continuing operations                                       54,579           2,088           56,667
Accumulated other comprehensive income--deferred                      (15,536)             --          (15,536)
--------------------------------------------------------------------------------------------------------------
Total income tax expense                                             $ 39,043          $2,088         $ 41,131
==============================================================================================================

1998                                                                  Federal           State            Total
--------------------------------------------------------------------------------------------------------------
Continuing operations:
    Current                                                          $ 66,578          $1,644         $ 68,222
    Deferred                                                          (14,686)             --          (14,686)
--------------------------------------------------------------------------------------------------------------
Total from continuing operations                                       51,892           1,644           53,536
Total from discontinued operations                                      5,748             880            6,628
Accumulated other comprehensive income--deferred                        2,701              --            2,701
--------------------------------------------------------------------------------------------------------------
Total income tax expense                                             $ 60,341          $2,524         $ 62,865
==============================================================================================================

1997                                                                  Federal           State            Total
--------------------------------------------------------------------------------------------------------------
Operations:
    Current                                                          $ 38,290          $  840         $ 39,130
    Deferred                                                          (11,236)             --          (11,236)
--------------------------------------------------------------------------------------------------------------
Total from continuing operations                                       27,054             840           27,894
Total from discontinued operations                                      6,663           1,007            7,670
Accumulated other comprehensive income--deferred                        3,816              --            3,816
--------------------------------------------------------------------------------------------------------------
Total income tax expense                                             $ 37,533          $1,847         $ 39,380
==============================================================================================================

During 1999, 1998 and 1997, the Company utilized net operating loss carryforwards which resulted in a $1,402 current tax benefit and a $1,402 deferred tax expense for each year. In 1998, the Company recorded an additional deferred tax asset of $1,044 as a result of an Internal Revenue Service audit.

The difference between the federal income tax rate and the effective federal income tax rate on income from continuing operations of the Company for each of the years in the three-year period ended December 31, 1999 is as follows:

                                             1999                           1998                            1997
                                   -----------------------        -----------------------         ----------------------
                                     Amount           Rate          Amount           Rate          Amount           Rate
------------------------------------------------------------------------------------------------------------------------
Expected expense                   $ 56,847           35.0%       $ 49,597           35.0%       $ 29,261           35.0%
Nondeductible expenses                1,873            1.2           1,964            1.4           1,467            1.8
Tax-exempt interest income           (4,821)          (3.0)         (4,759)          (3.4)         (3,698)          (4.4)
Goodwill amortization                 1,885            1.1           1,135            0.8             800            0.8
Dividends received deduction           (490)          (0.3)           (238)          (0.2)           (489)          (0.6)
State taxes, net of federal
 tax benefit                           (731)          (0.4)           (575)          (0.4)           (294)          (0.4)
Other, net                               16            0.0           4,768            3.4               7            0.2
------------------------------------------------------------------------------------------------------------------------
Actual tax expense                 $ 54,579           33.6%       $ 51,892           36.6%       $ 27,054           32.4%
========================================================================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities included in the consolidated balance sheets at December 31, 1999 and 1998 are as follows:

                                                                       1999            1998
-------------------------------------------------------------------------------------------
Deferred tax assets:
     Reserve for title losses                                      $111,586        $104,554
     Reserves for invested assets                                     1,313           2,057
     Expenses deducted for tax purposes when paid                    19,161          21,641
     Net operating loss and credit carryforwards                      3,232           4,634
     Unrealized depreciation of marketable securities                 6,920              --
     Other assets                                                     4,628           5,415
-------------------------------------------------------------------------------------------
Total gross deferred tax assets                                     146,840         138,301
===========================================================================================

Deferred tax liabilities:
     Unrealized appreciation of marketable securities                    --           8,616
     Book to tax basis differences of marketable securities           2,599           2,291
     Receivable reserves and other liabilities                        2,800           2,404
     Tax over book depreciation                                       1,813           1,758
     Title plants                                                    29,085          29,085
     Prepaid pension cost                                               843           4,594
-------------------------------------------------------------------------------------------
Total gross deferred tax liabilities                                 37,140          48,748
-------------------------------------------------------------------------------------------
Net deferred tax asset                                             $109,700        $ 89,553
===========================================================================================

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes the deferred tax assets will be fully utilized in the future based upon a review of anticipated future earnings and all other available evidence.

The amount of operating loss carryforwards available to offset future federal taxable income at December 31, 1999 is $9,234 and expires in 2006.

(10) LEASES

The Company leases certain facilities, furniture and equipment under long-term noncancelable operating lease agreements which expire at various dates through 2012. Total lease expense for all operating leases amounted to $71,577, $61,848 and $57,119 for the years ended December 31, 1999, 1998 and 1997, respectively. Of the total lease expense, contingent rental costs associated with lease, tax and expense escalation clauses approximated $4.4 million, $3.7 million and $3.4 million for 1999, 1998 and 1997, respectively. Sublease rentals are insignificant. The aggregate minimum payments under noncancelable operating leases with initial terms of more than one year are: $42,588 in 2000, $41,796 in 2001, $38,132 in 2002, $32,712 in 2003 and $83,228 thereafter. These amounts are exclusive of any additional amounts which may become due under certain leases containing terms that call for additional rental based on increases in operating costs.

(11) LITIGATION AND CONTINGENT LIABILITIES

The Company is a party to various pending lawsuits involving losses under title insurance policies and various other types of litigation. The Company has established reserves for these items, where appropriate, and is of the opinion that any losses actually sustained in connection with these lawsuits will not have a material effect on the Company's consolidated financial position or results of operations.

On May 19, 1999, the California Attorney General, on behalf of the People of the State of California, the Controller of the State of California, and the Insurance Commissioner of the State of California filed a complaint against an alleged class of defendants consisting of title insurers and escrow companies doing business in California. The complaint alleges that defendants failed to escheat certain escrow funds to the State of California, charged home buyers and other customers improper fees, and failed to pay over to customers interest payments, or payments in lieu of interest, made by various banks on escrow funds deposited by defendants on behalf of such customers, in violation of various California laws. The plaintiffs seek damages according to proof, return of allegedly improper fees, disgorgement of the alleged interest payments or payments in lieu of interest, payment to the State of California of the funds that allegedly should have been escheated, interest, costs of suit including attorneys' fees and investigative fees, civil penalties, and injunctive relief. Neither Chicago Title nor any of its subsidiaries has been identified by name as a defendant in this lawsuit.

On June 22, 1999, a plaintiff's class action lawsuit entitled Sobol v. Chicago Title Company, a subsidiary of CTIC, was filed in the Los Angeles, California Superior Court. The complaint alleges that when acting as a closer, Chicago Title Company charged for reconveyance recording fees when no recording occurred. That action has been stayed indefinitely pending the outcome of the California Attorney General's lawsuit described above.

On November 10, 1999, a plaintiff's class action entitled Baker v. First American Title Insurance Company was filed in the San Francisco, California Superior Court. Chicago Title Company and Chicago Title Corporation are named defendants. The complaint alleges that the defendants failed to escheat certain escrow funds to the State of California, charged home buyers and other customers improper fees, and failed to pay over to customers interest payments, or payments in lieu of interest, made by various banks on escrow charges deposited by the defendants on behalf of such customers, in violation of various California laws. The plaintiffs seek damages and other relief. The plaintiffs have petitioned to coordinate the action with the California Attorney General's lawsuit, the Sobol v. Chicago Title Company lawsuit, and other pending California class action lawsuits. Various defendants, including Chicago Title Company, have opposed that petition for coordination. At this time, liability related to the aforementioned three cases is neither probable or estimable and as such, the accompanying financial statements contain no specific provision for these contingent liabilities other than accruals for certain defense costs.

(12) ACQUISITIONS

During 1999, the Company acquired the assets of, or stock in, nine separate companies for a total cost of $82,748. During 1998, the Company acquired the assets of, or stock in, seven separate companies for a total cost of $32,427. These acquisitions were accounted for using the purchase method of accounting. In January 2000, the Company agreed to acquire the assets of, or stock in, three additional companies for a total cost of approximately $3,710.

(13) RELATED PARTY TRANSACTIONS

In August 1997, Alleghany effected a transfer of equity security holdings with the Company. The fair value of the shares sold by the Company to Alleghany and the shares acquired by the Company from Alleghany was approximately equal. The transaction resulted in a net gain in the results of operations for 1997 of $2.21 million pre-tax. The securities transferred were investments in marketable equity securities of unrelated third parties.

Agreements in Anticipation of the Spin-off
------------------------------------------

Prior to the spin-off, certain agreements were entered into between Alleghany and its subsidiaries and Chicago Title and its subsidiaries to define their ongoing relationship after the dividend of AAM to Alleghany (the AAM Distribution) and the spin-off. The following summarizes material terms of these agreements.

Distribution Agreement
----------------------

Chicago Title and Alleghany entered into a Distribution Agreement (the Distribution Agreement) which generally provides for, among other things, cooperation regarding past matters and the allocation of responsibility for past obligations and certain obligations that may arise in the future. The Distribution Agreement provides that each of Alleghany and Chicago Title will indemnify the other party and its affiliates from and against any and all damage, loss, liability and expense arising out of or due to the failure of the indemnitor or any of its subsidiaries to pay, perform or otherwise discharge any of the liabilities or obligations for which it is responsible under the terms of the Distribution Agreement. The Distribution Agreement also provides that Chicago Title will bear the expenses incurred in connection with the spin-off, except that Alleghany will bear certain identified legal fees and expenses.

Tax Sharing Agreement
---------------------

Chicago Title and Alleghany entered into a tax sharing agreement (the Tax Sharing Agreement) to allocate certain tax liabilities between Chicago Title and Alleghany and their respective subsidiaries and to allocate responsibilities with respect to tax returns. Under the Tax Sharing Agreement, Chicago Title will bear (i) its separately computed share of Alleghany's consolidated federal income tax liability for each taxable period for which Chicago Title or any of its subsidiaries was a member of the Alleghany consolidated group for federal income tax purposes (except that Chicago Title is not liable for taxes in respect of AAM and its subsidiaries for any period) and (ii) the appropriate part of any state or local tax imposed based on receipts, income, capital or net worth and computed on a consolidated, unitary or combined basis by reference to the assets and/or activities of Chicago Title. Chicago Title also will be responsible for any tax liability resulting from any action necessary to implement the spin-off and its associated events, including the AAM Distribution and the transfer of a business previously conducted by a subsidiary of AAM to Chicago Title. All other taxes are allocated between Chicago Title and Alleghany based on the legal entity on which the tax is imposed.

The Tax Sharing Agreement provides that if Alleghany is subject to any tax attributable to the spin-off, including by reason of the spin-off's failure to qualify under Section 355 of the Internal Revenue Code (the Code) as a tax-free distribution, then Chicago Title will be obligated to indemnify and to hold Alleghany harmless from any such tax unless such tax arises solely by reason of certain actions taken, or certain misrepresentations made, by Alleghany. The Tax Sharing Agreement obligates Chicago Title to indemnify and hold Alleghany harmless from any tax attributable to the AAM Distribution if the AAM Distribution does not qualify as a tax-free distribution under Section 355 of the Code because of any misrepresentation made by Chicago Title upon which the tax ruling received from the Internal Revenue Service was based or because of any action taken by Chicago Title which is inconsistent with the treatment of the AAM Distribution as a tax-free distribution. In the Tax Sharing Agreement, Chicago Title also agrees not to take certain specified actions which might adversely affect the tax status of the spin-off or the AAM Distribution.

Although Chicago Title and its subsidiaries remain jointly and severally liable with Alleghany and its subsidiaries for all unpaid tax liabilities of the Alleghany consolidated group for any year for which Chicago Title's subsidiaries were members of the Alleghany consolidated group (except for AAM and its subsidiaries), the Tax Sharing Agreement provides that Alleghany shall indemnify Chicago Title for all such liabilities (including interest and penalties), provided that Chicago Title and its subsidiaries have performed all of their obligations under the Tax Sharing Agreement. Moreover, although Chicago Title and its subsidiaries remain jointly and severally liable with Alleghany and its subsidiaries for failures to fund current pension plan obligations as well as for the penalty taxes imposed to enforce such current funding, Alleghany has agreed to indemnify Chicago Title for all such liabilities.

Investment Management Agreements
--------------------------------

The Chicago Trust Company entered into Investment Management Agreements with Chicago Title and certain of its subsidiaries providing for the management by The Chicago Trust Company of substantially all of the long-term investable assets and certain of the short-term investable assets of Chicago Title and its subsidiaries. The term of the agreements is five years, with automatic one-year renewals unless either party terminates by giving notice of such termination at least three months prior to the end of any such term. The agreements also may be terminated by Chicago Title or its subsidiaries party thereto in the event that investment performance is unsatisfactory. The investment management fees charged under the Investment Management Agreements generally are based on market rates, and are not material.

Transitional Services Agreement
-------------------------------

CT&T and AAM entered into an agreement pursuant to which CT&T continued to furnish various administrative services to AAM. The initial term of the agreement ended on December 31, 1998. CT&T continues to provide certain administrative services to AAM under recently negotiated terms.

Sublease
--------

The Chicago Trust Company subleases space from CT&T at the principal headquarters building of Chicago Title until 2012 and on such terms as are currently applicable to CT&T for such space.

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments included in the consolidated balance sheets at December 31, 1999 and 1998 are as follows:

                                                                       1999                                 1998
                                                           ----------------------------        ----------------------------
                                                             Carrying              Fair          Carrying              Fair
                                                               amount             value            amount             value
---------------------------------------------------------------------------------------------------------------------------
Assets:
Cash on hand and in banks                                  $   35,024        $   35,024        $   39,230        $   39,230
Cash pledged to secure trust and escrow deposits               54,580            54,580            93,887            93,887
Marketable securities, available-for-sale:
Fixed maturities                                            1,089,524         1,089,524         1,158,664         1,158,664
Equity securities                                              29,334            29,334            35,464            35,464
---------------------------------------------------------------------------------------------------------------------------

Liabilities:
Bank and other long-term debt                                  20,999            20,999            21,648            21,648
Trust and escrow deposits secured by pledged assets        $  392,796        $  392,796        $  495,299        $  495,299
===========================================================================================================================

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practical to estimate fair value:

Cash on hand and in banks, cash pledged to secure trust and escrow deposits, and trust and escrow deposits secured by pledged assets: The carrying amounts approximate fair value because of the short maturity of the instruments.

Marketable securities, available-for-sale: The fair values of the Company's marketable securities are based on quoted market prices, where available. For marketable securities not actively traded, fair values are estimated using values obtained from independent pricing services.

Bank and other long-term debt: As of December 31, 1999 and 1998, the fair value of the Company's bank and other long-term debt is the same as the carrying value, as the interest rate is variable. In addition, the Company has not determined the fair value of various loan guarantees made principally on behalf of policy-issuing title insurance agents for third-party financing. The total amount of loan guarantees at December 31, 1999 and 1998 was $6,891 and $8,295, respectively. This amount represents the accounting loss the Company would incur if any party to the loan guarantees failed to perform according to the terms of the contract. Amounts that may become payable, if any, under such loan guarantees are not reasonably estimable.

(15) RESERVE FOR TITLE LOSSES AND REINSURANCE

The Company's reserve for title losses is based on long-range projections subject to uncertainty. Uncertainty regarding reserves of a given policy year is gradually reduced as new information emerges each succeeding year, allowing more reliable revaluations of such reserves. While management believes that the reserve as of December 31, 1999 is adequate, uncertainties in the reserving process could cause such reserve to develop favorably or unfavorably as new or additional information emerges. Any adjustments to reserves are reflected in the operating results of the periods in which they are made. Movements in reserves which are small relative to the amount of such reserves could significantly impact future reported earnings of the Company.

Activity in the Company's reserve for title losses for each of the years in the three-year period ended December 31, 1999 is as follows:

                                                   1999             1998            1997
----------------------------------------------------------------------------------------
Balance as of January 1                        $618,831         $564,334        $532,923

Provision for title losses related to:
    Current year                                117,387          123,920         102,324
    Prior year                                       --               --              --
----------------------------------------------------------------------------------------
Total provision                                 117,387          123,920         102,324
----------------------------------------------------------------------------------------

Paid related to:
    Current year                                  4,847            3,363           3,509
    Prior years                                  64,251           66,870          67,404
----------------------------------------------------------------------------------------
Total paid                                       69,098           70,233          70,913
Balance from acquired subsidiaries                 (115)             810              --
----------------------------------------------------------------------------------------
Balance as of December 31                      $667,005         $618,831        $564,334
========================================================================================

In 1999, the Company reclassified amounts related to 1998 acquisitions from the "Reserve for Title Losses" category to "Accounts Payable." This reclassification resulted in a negative balance from acquired subsidiaries in 1999.

The Company had no reinsurance recoverable at December 31, 1999, 1998, 1997 or 1996. The title insurance subsidiaries assume and cede title risks and the related premiums with other title insurance companies. In addition, the Company has purchased reinsurance coverage for losses in excess of $12,500. For these losses, the reinsurers will pay 90 percent of the next $50,000 in losses. Reinsurance contracts do not relieve the Company from its obligations to policyholders.

The following table presents the effects of reinsurance on earned premiums:

                                                                                          Percentage
                                                                                          of assumed
Earned premiums                  Gross         Ceded       Assumed               Net          to net
----------------------------------------------------------------------------------------------------
1999                        $1,630,956        $5,274        $2,691        $1,628,373           0.17%
1998                         1,541,668         4,603         2,470         1,539,535           0.16%
1997                         1,204,968         5,115         1,959         1,201,812           0.16%
====================================================================================================

(16) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly revenues, net income and earnings per share for the years ended December 31, 1999 and 1998 are as follows:

                                                                               Three months ended
                                                  --------------------------------------------------------------------------
1999                                              March 31         June 30    September 30     December 31             Total
----------------------------------------------------------------------------------------------------------------------------
Revenue:
    Title, escrow, trust and other revenue        $471,810        $513,026        $504,632        $499,315        $1,988,783
    Investment income                               16,607          15,070          17,311          19,605            68,593
    Net realized investment gains                    1,034             215              12             402             1,663
----------------------------------------------------------------------------------------------------------------------------
Total revenues                                    $489,451        $528,311        $521,955        $519,322        $2,059,039
----------------------------------------------------------------------------------------------------------------------------

Net income:
    From continuing operations                    $ 22,517        $ 29,922        $ 25,195        $ 27,039        $  104,673
    From sales of marketable securities                672             140               8             261             1,081
----------------------------------------------------------------------------------------------------------------------------
Total net income                                  $ 23,189        $ 30,062        $ 25,203        $ 27,300        $  105,754
----------------------------------------------------------------------------------------------------------------------------

Basic and diluted earnings per share              $   1.06        $   1.38        $   1.16        $   1.24        $     4.84
============================================================================================================================

                                                                              Three months ended
                                                  --------------------------------------------------------------------------
1998                                              March 31         June 30    September 30     December 31             Total
----------------------------------------------------------------------------------------------------------------------------
Revenue:
    Title, escrow, trust and other revenue        $385,804        $461,757        $481,326        $532,576        $1,861,463
    Investment income                               14,805          15,748          15,563          17,721            63,837
    Net realized investment gains                      371             167             199             672             1,409
----------------------------------------------------------------------------------------------------------------------------
Total revenues                                    $400,980        $477,672        $497,088        $550,969        $1,926,709
----------------------------------------------------------------------------------------------------------------------------

Net income:
    From continuing operations                    $ 21,000        $ 10,594        $ 29,777        $ 25,882        $   87,253
    From sales of marketable securities                241             109             129             437               916
    From discontinued operations                     4,979           4,034              --              --             9,013
----------------------------------------------------------------------------------------------------------------------------
Total net income                                  $ 26,220        $ 14,737        $ 29,906        $ 26,319        $   97,182
----------------------------------------------------------------------------------------------------------------------------

Basic and diluted earnings per share:
    Continuing operations                         $   0.97        $   0.49        $   1.37        $   1.20        $     4.03
    Discontinued operations                           0.23            0.18              --              --              0.41
----------------------------------------------------------------------------------------------------------------------------
Net earnings per share                            $   1.20        $   0.67        $   1.37        $   1.20        $     4.44
============================================================================================================================


(17) PROPOSED MERGER WITH FIDELITY NATIONAL FINANCIAL, INC.

The Company entered into a definitive agreement with Fidelity National Financial, Inc., a Delaware corporation (Fidelity), dated as of August 1, 1999, and amended as of October 13, 1999, providing for the merger of the Company into Fidelity for a merger consideration of $52.00 per share of the Company's common stock (subject to adjustment as set forth in the definitive agreement and described beginning on page 5 in the joint proxy statement/prospectus prepared in connection therewith), consisting of approximately equal amounts of cash and Fidelity stock. The boards of directors of both companies have approved the agreement. The transaction is subject to approval by the stockholders of the Company and Fidelity, requisite regulatory authorities and other customary conditions and is expected to be completed in the first quarter of 2000.

During 1999 Chicago Title incurred pre-tax merger-related expenses of approximately $4,872 as follows:

                                                         1999
-------------------------------------------------------------
Legal costs                                           $ 1,926
Other professional services                             1,955
Other direct expenses                                     592
Debt offering costs expensed                              399
-------------------------------------------------------------
Total merger-related costs                              4,872
    Less:  tax deduction                                 (140)
-------------------------------------------------------------
Total merger-related costs after tax                  $ 4,732
=============================================================